EXHIBIT 10.63
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                              SEPARATION AGREEMENT


         SEPARATION AGREEMENT, dated as of December 2, 1999, is by and between ANNIE'S HOMEGROWN, INC., a Delaware corporation with a principal place of business at 395 Main Street, Wakefield, MA 01880 (the "Company") and ANDREW M. MARTIN, an individual with a mailing address of P.O. Box 8487, Tauroa Station, Matangi RD, Havelock North, New Zealand ("Martin").

         WHEREAS, Martin was the Chairman and Chief Executive Officer ("CEO") of the Company;

         WHEREAS, Martin's employment as Chairman and CEO terminated in July
1999;

         WHEREAS, Martin borrowed $75,000 from the Company on June 30, 1995 pursuant to a demand note accruing interest at 11% per annum (the "Personal Loan");

         WHEREAS, in December 1997, the Company cancelled the demand note for the Personal Loan and Martin executed a secured promissory note (the "Secured Note") in favor of the Company in the principal amount of $75,000, providing for interest payable quarterly at 6.02% per annum, secured by a pledge of 25,000 shares of the Company's Common Stock, par value $0.001 ("Common Stock") owned by Martin (the "Secured Personal Loan") pursuant to a Pledge Agreement dated as of December 31, 1997 (the "Pledge Agreement");

         WHEREAS, as of the date of this Agreement, the full balance due on the Secured Note (including interest) is $82,517.78;

         WHEREAS, certain of Martin's expenses advanced by the Company have been classified as personal expenses ("Advances");

         WHEREAS, the total amount of the Advances outstanding as of the date of this Agreement (including interest at 10% per annum) is $27,192.77;

         WHEREAS, in October 1997, the Company entered into a Stock Purchase and Loan Agreement ("1997 Stock Loan Agreement") pursuant to which the Company made a five-year loan to Martin in the amount of $67,641.60 bearing interest at the rate of 6.34% per annum (the "1997 Stock Loan") to enable him to purchase shares of the Company's Common Stock upon exercise of certain options that were previously granted to Martin;

         WHEREAS, the 1997 Stock Loan Agreement provides for forgiveness of the 1997 Stock Loan over a five-year period if Martin remains employed by the Company, pursuant to which one-fifth of the 1997 Stock Loan has been forgiven by the Company as of this date, resulting in an outstanding balance as of the date of this Agreement of $58,108.03;

         WHEREAS, in December 1998, the Company entered into a Stock Purchase and Loan Agreement ("1998 Stock Loan Agreement") pursuant to which the Company made a five-year loan to Martin in the amount of $102,468.80 bearing interest at the rate of 4.51% per annum (the

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"1998 Stock Loan") to enable him to purchase shares of the Company's Common
Stock upon exercise of certain options that were previously granted to him;

         WHEREAS, the 1998 Stock Loan Agreement provides for forgiveness of the 1998 Stock Loan over a five-year period if Martin remains employed by the Company, pursuant to which none of the 1998 Stock Loan has been forgiven by the Company as of this date, resulting in an outstanding balance as of the date of this Agreement of $106,811.60;

         WHEREAS, Martin currently holds 1,677,691 shares of the Company's Common Stock; and

         WHEREAS, Martin and the Company wish to set forth their respective rights and obligations in connection with the termination of Martin as Chairman and CEO and Martin's repayment of the Secured Note, the Advances, the 1997 Stock Loan and the 1998 Stock Loan.

         NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Martin and the Company agree as follows:

         1. TERMINATION CONFIRMED; CONTINUING SERVICE AS A DIRECTOR. The parties confirm that Martin's employment as Chairman and CEO terminated on July 7, 1999, effective July 31, 1999, but he remains a member of the Board of Directors. The Company agrees to nominate Martin to the Board of Directors at the Company's 1999 Annual Meeting of Stockholders (or Special Meeting in Lieu of such Annual Meeting) and to use its reasonable efforts to cause its officers and directors to vote in favor of his election. Martin agrees to resign from the Board of Directors effective on the Closing date of the transactions with Homegrown Holdings Corp. ("HHC") described in a Term Sheet between HHC and the Company executed by HHC on September 21, 1999. Martin's resignation letter, attached hereto as Exhibit A, shall be signed on the date of this Agreement, held in escrow by the Company's counsel, and shall be dated by Company counsel and released to the Company only on the HHC Closing date.

         2. SEVERANCE. Upon execution of this Agreement by both parties, Martin shall be entitled, and the Company will pay to Martin, severance equal to four months of Martin's base salary as of July 31, 1999 in the gross monthly amount of $9,000 ("Severance"). The Severance shall be due and payable (and subject to withholding, FICA, and similar deductions) ratably over a four-month period in the Company's normal payroll periods. The Severance provided hereunder is in lieu of the severance and change of control payments in a certain draft Change of Control and Severance Agreement dated as of December 21, 1998 by and between the Company and Martin, which the parties acknowledge is null and void.

         3. REPAYMENT OF THE SECURED NOTE AND THE ADVANCES. The Company agrees to accept shares of Common Stock as valid payment for the outstanding balance of the Secured Note and the Advances, such shares to be valued at the greater of
(i) $1.50 per share, or (ii) the fair market value of such shares determined with reference to any stock sale by the Company to a third party completed on or prior to January 31, 2000; provided, however, that all payments in stock shall be in accordance with the fastest payment schedule allowable under the Irrevocable Stock Transfer Instructions, as amended, executed by Martin in 1995. The Secured Note and the Advances, including all accrued interest shall be due and payable on January 31, 2000 in cash or

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stock as set forth above, provided, however, that if the Company completes a transaction with HHC on or before January 31, 2000, the Secured Note and the Advances shall be due and payable as provided in Section 5 hereof.

         4. AMENDMENTS TO STOCK LOAN AGREEMENTS. Simultaneously, with the execution of this Agreement, the parties shall execute Amendments to the 1997 Stock Loan Agreement and the 1998 Stock Loan Agreement in the form attached as Exhibits B and C. Exhibits B and C (i) change the due date on the 1997 Stock Loan and the 1998 Stock Loan (collectively, the "Stock Loans") from 45 days after termination of employment to January 31, 2000, unless the Company closes on a transaction with HHC, in which event the Stock Loans shall be due and payable quarterly over a five (5) year period pursuant to the Omnibus Secured Promissory Note attached as Exhibit D, (ii) change the Company's repurchase price for shares purchased with outstanding Stock Loans from the original exercise price of the stock options to a price equal to the greater of (A) $1.50 per Share, and (B) the fair market value of shares of Common Stock determined with reference to any sale of stock by the Company to a third party that is completed on or prior to January 31, 2000, and (iii) delete Section 7 of each Stock Loan Agreement, which created a pledge to the Company of Martin's Common Stock to secure the Stock Loans.

         5. OMNIBUS SECURED PROMISSORY NOTE. Upon the closing of a transaction with HHC on or before January 31, 2000, Martin agrees to execute the five-year Omnibus Secured Promissory Note (the "Omnibus Note") substantially in the form attached as Exhibit D and the Security Agreement attached as Exhibit E, pursuant to which Martin agrees to repay the entire principal and accrued interest due to the Company as of the date of the Omnibus Note under the Secured Note, Advances, 1997 Stock Loan and 1998 Stock Loan, bearing interest at the rate of nine percent (9%) per annum, payable quarterly commencing with the first payment to Martin from HHC. Upon execution of the Omnibus Note, the Pledge Agreement shall terminate. Pursuant to the Security Agreement, the Omnibus Note shall be secured by an assignment to the Company of payments by HHC to Martin pursuant to a Stock Collar Agreement between HHC and Martin, provided, however, that if HHC defaults in its quarterly payments to Martin, Martin's repayment obligation to the Company for that same time period shall be tolled, with no further interest accruing until the HHC default is cured, at which point Martin's repayments to the Company shall resume. The Omnibus Note shall be due and payable in full, regardless of any default by HHC, five (5) years after the closing of the HHC transaction. At Martin's option, the Omnibus Note may be paid in cash or by surrender of Martin's Common Stock (if he then owns any unencumbered shares), at the then fair market value as determined by the last sale price on the principal exchange on which the Company's Common Stock is then listed, if any, or by the Board of Directors, acting in good faith, if not so listed. If Martin disputes the Board's determination, the Company and Martin will negotiate in good faith and will use their best efforts to appoint an independent appraiser of the Company's Common Stock, whose determination will be binding on the parties. In the event that the parties fail to agree and appoint a mutually acceptable appraiser within sixty (60) days, the determination of value of the Company's Common Stock made by the Board will be binding on the parties. The costs of any appraiser appointed under this Section will be borne by Martin, unless the appraiser's determination of the value of the Common Stock exceeds the Board's valuation by at least 10%, in which case the Company will bear the costs of that appraiser.

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         6. RELEASES.

         (a) Other than those set forth in this Agreement, Martin, his heirs, successors and assigns hereby remise, release and fully and forever discharge the Company, and similarly release and discharge each of the Company's officers, directors, stockholders, attorneys, assigns, agents, contractors, representatives, servants, and employees who are, were or hereafter could be liable, of and from all debts, demands, actions, causes of action, suits, accounts, sums of money, reckoning, bonds, promises, acts, omissions, covenants, policies, contracts, agreements, damages, executions, and any and all claims, obligations, demands and liabilities, of whatever name, kind and nature, both in law and in equity, both common law and statutory, both state and federal, which against the Company or such agents Martin now has or ever had to this date with respect or in connection with his employment by the Company or his service on the Company's Board of Directors including his service as Chairman.

         (b) Without limiting the generality of the foregoing, Martin specifically and forever releases the Company from any and all claims and damages arising therefrom, whether past, present or future, asserted or which might have been asserted against the Company, including, but not limited to, those related to Martin's employment with the Company or the termination thereof, or those arising out of any claim of wrongful and unlawful discharge, violations of Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, violations of the Equal Pay Act, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act of 1991, as amended, violations of any state or municipality fair employment statutes or laws, or violations of any other law, rule, regulation, or ordinance pertaining to employment wages, hours or any other terms and conditions of employment, and termination of employment.

         (c) Martin further agrees not to commence or cause to be commenced on his behalf or otherwise any administrative charge or claim, administrative review or legal action of any kind against the Company asserting any claim or charge arising from, or in any way relating to, his employment with the Company.

         (d) Martin acknowledges and agrees that he freely and voluntarily entered into this Agreement and, more specifically, the General Release provisions herein. Martin agrees that no fact, evidence, event or transaction occurring before the execution of this Agreement, which is currently unknown to Martin, but which may hereafter become known to Martin, shall affect in any manner the final and unconditional nature of the agreements and releases set forth herein. Martin acknowledges that he has been advised that he has twenty-one (21) days to consider the General Release contained in this Agreement and that he should consult with his attorney prior to executing it. For a period of seven (7) days after executing this Agreement, Martin may revoke this Agreement (including the General Release contain herein) by providing written notice of revocation to the Company and the General Release shall not become effective or enforceable until the seven-day period has expired. In the event Martin revokes this Agreement, the entire Agreement shall be null and void and unenforceable against either party.

         (e) Other than as set forth in this Agreement, the Company and each of its officers, directors, stockholders, attorneys, assigns, agents, contractors, representatives, servants, and employees hereby release and fully and forever discharges Martin, his heirs, successors, assigns

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and attorneys of and from all debts, demands, actions, causes of action, suits, accounts, sums of money, reckoning, bonds, promises, acts, omissions, covenants, policies, contracts, agreements, damages, executions, and any and all claims, obligations, demands and liabilities, of whatever name, kind and nature, both in law and in equity, both common law and statutory, both state and federal, which against Martin the Company or its agents now has or ever had to this date with respect or in connection with his employment by the Company or his service on the Company's Board of Directors.

         (f) Without limiting the generality of the foregoing, the Company specifically and forever releases Martin from any and all claims and damages arising therefrom, whether past, present or future, asserted or which might have been asserted against Martin, including, but not limited to any claim for COBRA payments or any claims related to Martin's employment with the Company and/or the termination thereof.

         (g) The Company further agrees not to commence or cause to be commenced on its behalf or otherwise any administrative charge or claim, administrative review or legal action of any kind against Martin asserting any claim or charge arising from, or in any way relating to, Martin's employment with the Company.

         7. GOVERNING LAW/VENUE. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. The parties, for themselves and their respective successors and assigns, irrevocably submit to the jurisdiction of the state courts in Essex County, Massachusetts (the county in which the Company's principal executive offices are located) or the United States District Court for the District of Massachusetts with respect to the entry of judgments arising out of arbitration as provided in Section 8 hereof. The parties irrevocably consent to service of any and all process in any such action or proceeding to be made upon a party not having a last and usual address in such state by substitute service effected by registered or certified mail to the address for that party outside such state last known to the party commencing such proceeding. In addition, the parties irrevocably waive, to the fullest extent permitted by law, all objections they may now or hereafter have to the laying of venue in such courts, and further irrevocably waive any claim that any such forum is an inconvenient forum. The parties further agree that final judgment in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law.

         8. ARBITRATION. If any dispute concerning this Agreement including but not limited to, its existence, validity, interpretation, performance or non-performance, arising before or after termination or expiration of this Agreement, cannot be settled by negotiation, the parties agree first to try in good faith to settle the dispute by mediation by the American Arbitration Association in Boston, Massachusetts, under its Commercial Mediation Rules. If mediation is unsuccessful, such dispute shall be settled by final and binding arbitration before a single arbitrator in Boston, Massachusetts, in accordance with the expedited commercial rules then in effect of the American Arbitration Association. Judgment upon any award may be entered as provided in Section 7. The cost of such arbitration shall be borne equally between the parties thereto unless otherwise determined by the arbitrator.

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         9. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which (including signatures reproduced via facsimile) shall be deemed an original.

         10. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes any prior understanding or agreements concerning the subject matter hereof. This agreement may be amended, modified or terminated only by a written instrument signed by the parties hereto.

         11. INVALIDITY. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision. If any provision of this Agreement is or becomes or is deemed invalid, illegal or unenforceable, such provision shall be deemed amended to conform to applicable laws to the maximum extent permissible in any jurisdiction so as to be valid and enforceable or, if it cannot be so amended without materially altering the intention of the parties, it shall be stricken and the remainder of this Agreement shall remain in full force and effect.

         12. NON-DISPARAGEMENT. The Company and each of its officers and directors agrees not to comment in a detrimental fashion or make any disparaging remarks about Martin, his employment by the Company, his service on the Board of Directors or his departure from the Company. Similarly, Martin agrees not to comment in a detrimental fashion about the Company, its management and its Board of Directors or about his departure from the Company. In addition to the restrictions set forth in this Section 12, Martin agrees not to (i) publicly or privately solicit proxies relating to the voting of any of the Company's Stock; or (ii) contact, write to or otherwise communicate with, directly or indirectly, any shareholder of the Company (other than relatives, family members, officers or directors of the Company) making statements that are critical or disparaging to the Company, its management, Board of Directors, business plans, financial condition or prospects.

         13. NONDISCLOSURE OF CONFIDENTIAL INFORMATION. Martin agrees not to disclose and will maintain in confidence any confidential information of or concerning the Company that he has obtained.

         14. CONSULTATION WITH COUNSEL. Each party represents that it has been represented by counsel in the negotiation of this Agreement, and Martin agrees that (i) the payments, terms of repayment of the Secured Note, Advances, 1997 Stock Loan and 1998 Stock Loan and value of the consideration set forth in this Agreement are more favorable to Martin than his prior obligations to the Company; (ii) in deciding whether to sign this Agreement, Martin has not relied on any statement or representation other than that which is expressly set forth in this Agreement; (iii) he knowingly and voluntarily agrees to the terms set forth in this Agreement; and (iv) he knowingly and voluntarily intends to be legally bound by the same.

         15. NOTICES. All notices, demands and communications provided for herein or made hereunder shall be delivered in person, sent via certified or registered mail, return receipt requested, or sent via overnight courier requiring a signature for delivery, or sent via facsimile, provided notice is also given by another approved means, addressed in each case as follows, until some other address shall have been designated in a written notice to the other parties hereto in like manner.

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         If to the Company:                 Annie's Homegrown, Inc.
                                            395 Main Street
                                            Wakefield, MA  01880
                                            Attn:  President

         With a copy to:                    Kirkpatrick & Lockhart LLP
                                            75 State Street, 6th Floor
                                            Boston, Massachusetts  02109
                                            Attn:  Stephen L. Palmer, Esquire

         If to Martin:                      Andrew M. Martin
                                            P.O. Box 8487
                                            Tauroa Station
                                            Matangi RD , Havelock North
                                            New Zealand

         With a copy to:                    Davis & Gilbert LLP
                                            1740 Broadway
                                            New York, NY  10019
                                            Attn:  Michael C. Lasky, Esquire

         16. FURTHER ASSURANCES. The parties shall each, at the request of any of the others, furnish, execute and deliver such documents, instruments, certificates, notices and further assurances as counsel for the requesting party shall reasonably require as necessary or desirable to effect complete consummation of this Agreement, or in connection with the preparation and filing of reports required or requested by governmental agencies or other regulatory bodies. The party requesting such documents or further assurances shall be responsible for the costs of producing same.

         IN WITNESS WHEREOF, the parties have executed this Agreement or caused it to be executed by their duly authorized officers as of the day and date first hereinabove written.

                                               ANNIE'S HOMEGROWN, INC.



/s/ Andrew M. Martin                           By: /s/ Paul B. Nardone
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Andrew M. Martin, Individually                     Paul Nardone, President